EXHIBIT 99.2

SUBSCRIPTION AGREEMENT

Torch Executive Services Ltd.
124 Minikada Bay
Winnipeg, Manitoba
Canada R2C 0G7

Dear Sirs:

Concurrent with execution of this Agreement, the undersigned (the "Purchaser") is purchasing __________________________________________________ (__________) shares of Common Stock of Torch Executive Services Ltd. (the "Company") at a price of $0.05 per share (the "Subscription Price").

Purchaser hereby confirms the subscription for and purchase of said number of shares and hereby agrees to pay herewith the Subscription Price for such Shares.

Purchaser further confirms that Mr. Frank T. Torchia solicited him/her/it to purchase the shares of Common Stock of the Company and no other person participated in such solicitation other than Mr. Torchia.

MAKE CHECK PAYABLE TO: Torch Executive Services Ltd.

If payment is by bank wire, please send to:

Bank of Montreal
595 Burrard Street
Vancouver, British Columbia
Canada V7X 1L7

Institution No. 001
Transit No.	__________
Account No.	__________
SWIFT Code:	__________

Beneficiary:	Torch Executive Services Ltd.

Executed this _____ day of ___________________, 2003.

Signature of Purchaser

Address of Purchaser

Printed Name of Purchaser

PLEASE ENSURE FUNDS ARE IN US DOLLARS

	X $0.05	=	US$
Number of Shares Purchased			Total Subscription Price

Form of Payment:	Cash:___________	Check #: _____________	Other: _________________

TORCH EXECUTIVE SERVICES LTD.

By:

Title: